Exhibit 99.B(e)(3)

SCHEDULE I

To the Distribution agreement between

The Victory Portfolios and Victory Capital Advisers, Inc. dated August 1, 2013

FUNDS

Name of Portfolio
Balanced Fund Diversified Stock Fund Dividend Growth Fund Established Value Fund Fund for Income Global Equity Fund International Fund	International Select Fund Investment Grade Convertible Fund Large Cap Growth Fund National Municipal Bond Fund Ohio Municipal Bond Fund Select Fund Small Company Opportunity Fund Special Value Fund

As of October 23, 2013.	THE VICTORY PORTFOLIOS

	By:	/s/ Michael D. Policarpo, II

Accepted:

VICTORY CAPITAL MANAGEMENT INC.

	By:	/s/ Michael D. Policarpo, II